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EXHIBIT 99.1
KV PHARMACEUTICAL COMPANY

                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600

                                              [KV PHARMACEUTICAL logo]





FOR IMMEDIATE RELEASE


           COURT ORDERS LANNETT TO NOTIFY DISTRIBUTORS ITS PACKAGING
                  VIOLATES PRIMACARE ONE(R) TRADEMARK RIGHTS

              Decision Affirms KV's Intellectual Property Rights
                     at Early Stage of Infringement Case

St. Louis, MO - July 23, 2008 - KV Pharmaceutical Company (NYSE: KVa/KVb), today announced a favorable court decision related to litigation brought by KV against Lannett Company, Inc. for infringement of KV's PrimaCare ONE(R) trademark and for patent infringement.

On July 17, 2008, the United States District Court for the District of Delaware issued an order requiring Lannett to contact its distributors in writing and advise them of the Court's ruling that the bottles of Lannett's prenatal vitamin that Lannett shipped to them infringe KV's PrimaCare ONE(R) trademark. The Court has also ordered Lannett to provide its distributors with material adequate to cover KV's PrimaCare ONE(R) trademark on each bottle of Lannett's prenatal vitamins.

These developments follow a hearing on June 25, 2008, at which the Court instructed Lannett to develop new packaging to avoid the issuance of a restraining order. During the hearing, Lannett agreed not to distribute any more bottles of its prenatal vitamin until the infringing label had been corrected. The Court agreed at the hearing to an expedited trial on the other claims in KV's suit that relate to Lannett infringing KV's patents. This trial is expected to take place as early as January 2009.

"We are pleased with this decision," stated Marc S. Hermelin, KV's Chairman of the Board and Chief Executive Officer. "We are committed to protecting the integrity of our products and brands, and will continue to aggressively defend the PrimaCare ONE(R) trademark and patents. We strive to meet the needs of patients we serve with innovative, cost-effective, quality products, and this commitment requires an investment in innovation that our nation's patent laws serve to protect."

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ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its branded prescription pharmaceutical subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the launch or commercial sale of Lannett's prenatal vitamin product, actions by the court in the litigation with Lannett, or the Company's strategy for growth, product development, product launches, regulatory filings or approvals, market position, market share increases, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, competitive, judicial, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties;
(8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales,

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marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation, including challenges to our intellectual property rights by actual or potential competitors; (14) actions by the Securities and Exchange Commission and the Internal Revenue Service with respect to the Company's stock option grants and accounting practices; (15) the Company's success in litigation with Lannett Company Inc. concerning its prenatal vitamin product; and (16) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.




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